Exhibit 10.3

Matt Prusak

[REDACTED]

Dear Matt,

On behalf of American Bitcoin Corp. (the “Company”), we are delighted to memorialize the terms of our offer to employ you in the position of Chief Executive Officer of the Company, which employment and the compensation and benefits terms set forth below were effective as of March 31, 2025 (the “Start Date”).

This document formally conveys specifics of our offer, as follows:

1.
Position/Duties: You will serve as the Chief Executive Officer of the Company, effective as of the Start Date. During your employment, you will be a full-time employee of the Company and will dedicate all of your working time to the Company and will have no other employment and no other business ventures except for those (if any) that are disclosed to and agreed to be the Company in writing. You will perform such duties as are required by the Company from time to time and normally associated with your position, together with such reasonable additional duties, commensurate with your position, as may be assigned to you. You will be permitted to appoint a Chief of Staff that will report directly to you, subject to the approval of such appointment by the Board of Directors of the Company (the “Board”). You agree and acknowledge that the Board may determine at a future date to appoint a new Chief Executive Officer, in which case you may be appointed to a new executive title and position at the Company in the Board’s discretion. During the period in which you hold an executive title and position with the Company, you will be permitted to attend meetings of the Board, subject to the Board’s invitation.

2.
At Will Employment: Your employment with the Company will be “at will”, such that the Company may terminate your employment at any time, with or without reason and with or without notice, subject to the terms and conditions of this letter. You agree to provide the Company with at least sixty (60) days’ advance written notice of any voluntary resignation of your employment hereunder, and, in such event, the Company in its sole discretion may elect to accelerate the effective date of termination; provided that, to the extent the Company materially reduces your duties, title or compensation, such period shall be reduced to at least thirty (30) days’ advance written notice.

3.
Location: The principal location of your employment with the Company will be at the Company’s offices currently located in Miami, Florida (the “Principal Office”) with business travel as reasonably required to perform your duties and responsibilities under this letter. You may work remotely from your private residence or another suitable remote office location so long as doing so does not interfere with your duties and responsibilities under this letter; provided that, you shall be required to spend three (3) business days per week in the Principal Office (other than (i) days where your health or safety concerns prevent you from being in the Principal Office or (ii) days where mutually agreed business needs or scheduling conflicts warrant an adjusted presence).

4.
Base Salary: You will receive an aggregate annual base salary (“Base Salary”) at a rate of $250,000 per annum, payable in accordance with payroll practices applicable to Company employees.

5.
Annual Bonus: You will be eligible to earn an annual bonus with a target amount equal to 60% of your Base Salary (the “Target Amount”), with performance criteria and terms and conditions to be determined by the Board in its sole discretion (the “Annual Bonus”). The Annual Bonus will be paid no later than March 15 in the year following the year of performance, subject to your continued employment with the Company through the last day of the year of performance. For 2025, you will be eligible to receive an Annual Bonus in an amount equal to the Target Amount pro-rated for the period from the Start Date through December 31, 2025.

6.
Equity Award: Upon the occurrence of a merger or other corporate transaction that results in the Company or its ultimate parent becoming publicly listed on a national stock exchange prior to May 9, 2026 (the “Outside Date”), we will recommend to the board of directors (or a committee thereof) of the ultimate publicly listed entity that you be granted an equity award (the “Initial Equity Award”). The Initial Equity Award will be subject to your continued employment through such dates and achievement of such performance criteria as may be determined by the board of directors (or a committee thereof) of the ultimate publicly listed entity. If no such merger or other corporate transaction described above has occurred by the Outside Date, the Company will promptly grant you an equity award in the Company or one of its affiliates, including its ultimate parent, on such other vesting and performance terms as determined by the Company or its affiliate.

7.
Benefit Plans: You will be eligible to receive health care benefits and generally participate in other employee benefit plans offered by the Company or its affiliate to similarly situated employees. The Company and its affiliates may alter, modify, add to or delete from, or terminate any of its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by you, except that no such action will adversely affect any of your previously vested rights under such plans.

8.
Restrictive Covenants and Arbitration: As a condition to your continued employment, you will be required to execute the Company’s restrictive covenants agreement and an arbitration agreement, which will be provided to you on or about the date hereof.

9.
Taxes: Payments and benefits received by you from the Company or any of its affiliates will be subject to all required tax withholding and deductions, as applicable. Any such payments and benefits are intended to either be exempt from or comply with Section 409A of the Internal Revenue Code (“Section 409A”) and shall be construed accordingly. Each such payment or benefit that is payable in installments shall, with respect to each installment, be treated as a separate payment for purposes of Section 409A. Notwithstanding any other provision of this letter, if any payment or benefit provided to you by the Company or any of its affiliates in connection with your termination of employment is determined to constitute “nonqualified deferred compensation” and you are determined to be a “specified employee” (as such concepts are defined under Section 409A), and such payment or receipt of such benefit would result in the imposition of excise taxes or other penalties under Section 409A, then such payment or benefit will not be paid until the first payroll date to occur following the six month anniversary of your termination date or, if earlier, promptly after your death (the “Specified Employee Payment Date”). The aggregate of any payments or benefits that would otherwise have been paid or provided to you following the date of termination of your employment but before the Specified Employee Payment Date will be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments or benefits will be paid or provided in accordance with their original schedule. The Company and each of its affiliates does not represent or make any guarantee that any payment or benefit provided to you by the Company or any of its affiliates is exempt from or complies with Section 409A, and in no event will the Company or any of its affiliates be liable for any taxes, penalties, interest, or other expenses that may be incurred by you on account of any non-compliance with Section 409A.

10.
Entire Agreement: This letter constitutes the entire offer of employment made to you by the Company and supersedes all prior oral or written offers.

11.
Governing Law: This letter will be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Florida, without reference to the principles of conflicts of law of the State of Florida or any other jurisdiction, and where applicable, the laws of the United States.

* * * * *

We are pleased to present this offer and look forward to having you join the Company. If you agree that the foregoing reflects our mutual understanding with respect to your employment, please execute this letter and return it to Michael Ho (with a copy to Meigelle Cunningham).

aMERICAN BITCOIN CORPORATION

By: _/s/ Michael Ho

Name: Michael Ho

Title: Executive Chairman

AGREED AND ACCEPTED TO AS OF

JUNE 5, 2025 BY:

_/s/ Matt Prusak

Matt Prusak